EXHIBIT 10.1

STOCK OPTION CANCELLATION AGREEMENT

THIS STOCK OPTION CANCELLATION AGREEMENT (the “Agreement”) is made and entered into as of                     , 2007, by and among                          (the “Option Holder”), THE PEOPLES BANCTRUST COMPANY, INC. (“Peoples”), and BANCTRUST FINANCIAL GROUP, INC. (“BancTrust”).

W I T N E S S E T H:

WHEREAS, Peoples and BancTrust have entered into an Agreement and Plan of Merger, dated as of May 21, 2007 (the “Merger Agreement”); and

WHEREAS, the Option Holder holds options (“Options”) to purchase shares of common stock of Peoples (“Common Stock”) granted pursuant to the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan (collectively, the “Peoples Stock Option Plan”) at the exercise price(s) per share (“Option Price”), as set forth in Schedule A attached hereto; and

WHEREAS, pursuant to Section 3.6 of the Merger Agreement, each Option granted by Peoples under the Peoples Stock Option Plan which is outstanding and unexercised immediately prior to the Effective Time, as defined in the Merger Agreement, shall automatically become vested and shall be cancelled and converted in to the right to receive Cash Option Consideration, as defined in the Merger Agreement; and

WHEREAS, Peoples at the Effective Time shall make a cash payment to the Option Holder in the amount of the Cash Option Consideration as set forth in the Merger Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	The Option Holder hereby effective as of the Effective Time surrenders the Options in exchange for a cash payment from Peoples in the amount equal to the Cash Option Consideration, being a cash payment equal to the number of Peoples shares subject to each Option multiplied by the excess, if any, of the per share value of the Merger Consideration, as defined in the Merger Agreement, to be received by the holders of Peoples Common Stock over the exercise price of the shares subject to the Option, less any required tax withholding payments to be reported on IRS Form W-2, or on IRS Form 1099-MISC.

2.	The Option Holder hereby acknowledges that all obligations of Peoples and BancTrust hereunder and under the Options and the Peoples Stock Option Plan shall be cancelled at the Effective Time and shall be converted into the right to receive the Cash Option Consideration as described above, it being understood that with respect to any such cancelled Options where the exercise price of the shares subject to the Option is equal to or greater than the dollar value of the Merger Consideration, the Cash Option Consideration shall be zero.

3.	This Agreement and the Merger Agreement constitute the entire understanding between Peoples, BancTrust and the Option Holder relating to the Options and supersedes any provisions to the contrary that may be contained in any other agreement, plan or document relating to the Options.

4.	No amendments or additions to this Agreement shall be binding unless made in writing and signed by the parties hereto. If for any reason the Merger is not consummated, this Agreement shall be null and void and of no force or effect.

5.	This Agreement shall be governed by the laws of the State of Alabama.

Acknowledgements:

THE PEOPLES BANCTRUST COMPANY, INC.

By:
Don J. Giardina
President and Chief Executive Officer

Option Holder

BANCTRUST FINANCIAL GROUP, INC.

By:
W. Bibb Lamar, Jr.
President and Chief Executive Officer

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